Exhibit 10.48

CONSULTING SERVICES AGREEMENT - Addendum

THIS ADDENDUM to the CONSULTING SERVICES AGREEMENT (the "Agreement"), executed on the date signed below, is effective as of January 1, 2011, and is entered into by and between Viral Genetics, Inc. a Delaware corporation with its executive office located at 2290 Huntington Drive, Suite 100, San Marino, California 91108 (the "Company"), and JTL Enterprises Corp, a New York corporation with its executive office located at 453 Half Hollow Road, Dix Hills, New York 11746 ("Consultant"). The terms "Party" and "Parties" refer to the Company and Consultant individually and collectively.

Whereas the Company has formed a subsidiary, VG Energy, Inc. ("VGE), which is co-located with and shares the identical management with the Company;
Whereas the Company will be required to consolidate this entity in its financial statements as filed with the SEC and for other purposes;
Whereas the Company requires that separate books and records and financial, statements be maintained for VGE: and
Whereas it is the intention of the Parties that all the terms and conditions included in the Consulting Agreement to which this addendum shall be deemed to be attached shall apply to this Addendum as if it were part of the agreement, unless specifically modified below

Therefore the parties hereto for good and valuable consideration agree to the following:

1.
Services. The Company wishes to engage Consultant to perform those services with respect to VGE as specified in paragraph 1 of the Consulting Agreement, and such additional services as may be necessary for VGE for financial reporting purpose.

2.
Fees and Expenses. Consultant shall be entitled to the following additional compensation for services to VGE, in addition to that provided for in the Consulting Agreement (i) $1,500 per month for each of the 12 months in the period ending December 31, 2011, with a scheduled initial payment of $10,500 by July 15, 2011 (corresponding to January 2011 through July, 2011) and $1,500 per month for the remainder of the year; plus equity securities of the Company issued effective as of January 1, 2011 of 1 million shares of restricted common stock of the Company and warrants to purchase an additional 1 million common shares of the Company for a period of 5 years priced as follows: (A) 250,000 shares at $0.02 per share, (B) 500,000 shares at $0.04 per share and (C) 250,000 shares at $0.05 per share. Certificates for these common shares and formal warrants agreements shall be issued within 10 days of the execution by the parties of this Agreement. Consultant shall be fully vested in all common shares and warrants upon execution of this agreement.

Consultant may elect, at Consultant's sole option, to accept restricted shares of the Company in lieu of cash payments based upon a conversion price of $0.02 per share and warrants exercisable for a five-year period to purchase an equal number of common shares of the Company at $0.03 per share. In that event, the Company shall cause share certificates and appropriate warrants to be issued within 10 days of notice by Consultant.

Advance notice shall be given by Consultant to the Company, or written payments in the case of delinquent payments.

IN WITNESS WHEREOF, and intending to be legally bound, this Addendum shall be considered as part of the Consulting Agreement between the parties which was effective as of January 1, 2011, and executed copy of which is attached, has been executed by the Company and Consultant as of the date first written above.

Viral Genetics, Inc.

By:	/s/ Haig Keledjian	Date June 30, 2011
Name and Title: Haig Keledjian, President

JTL Enterprises Corp.

By:	/s/ Myron W. Landin	Date June 30, 2011
Name and Title: Myron W. Landin CPA, President